Exhibit 3.1

Industry Canada	Industrie Canada	ELECTRONIC TRANSACTION REPORT	RAPPORT DE LA TRANSACTION ÉLECTRONIQUE

Canada Business	Loi canadienne sur les
Corporations Act	sociétés par actions	ARTICLES OF	STATUTS CONSTITUTIFS
INCORPORATION
		(SECTION 6)	(ARTICLE 6)

Processing Type — Mode de Traitement: E-Commerce/Commerce-É

1.	Name of Corporation — Dénomination de la société

Photowatt Technologies Inc.

2.	The province or territory in Canada where the registered office is to be situated -
La province ou le territoire au Canada où se situera le siège social

ON

3.	The classes and any maximum number of shares that the corporation is authorized to issue -
Catégories et le nombre maximal d’actions que la société est autorisée à émettre

The annexed schedule is incorporated in this form.
L’annexe ci-jointe fait partie intégrante de la présente formule.

4.	Restrictions, if any, on share transfers — Restrictions sur le transfert des actions, s’il y a lieu

The annexed schedule is incorporated in this form.
L’annexe ci-jointe fait partie intégrante de la présente formule.

5.	Number (or minimum and maximum number ) of directors — Nombre ( ou nombre minimal et maximal ) d’administrateurs

Minimum: 3 Maximum: 15

6.	Restrictions, if any, on business the corporation may carry on -
Limites imposées à l’activité commerciale de la société, s’il y a lieu

The annexed schedule is incorporated in this form.
L’annexe ci-jointe fait partie intégrante de la présente formule.

7.	Other provisions, if any — Autres dispositions, s’il y a lieu

The annexed schedule is incorporated in this form.
L’annexe ci-jointe fait partie intégrante de la présente formule.

8.	Incorporators — Fondateurs

Name(s) — Nom(s)	Address (including postal code) — Adresse (inclure le code postal)	Signature
STEWART MCCUAIG	59 JANET COURT,	STEWART MCCUAIG
KITCHENER, ONTARIO, CANADA, N2A 4B8

Item 3 — Shares / Rubrique 3 — Actions
The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series.
The rights, privileges, restrictions and conditions attaching to the common shares and the preference shares are as follows: Common Shares.
The holders of the common shares shall be entitled:
(a) to vote at all meetings of shareholders of the Corporation except meetings at which only holders of a specified class of shares are entitled to vote;
(b) to receive, subject to the rights of the holders of another class of shares, any dividend declared by the Corporation; and
(c) to receive, subject to the rights of the holders of another class of shares, the remaining property of the Corporation on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
Preference Shares Issuable in Series
1. One or More Series The preference shares may at any time and from time to time be issued in one or more series.
2. Terms of Each Series Subject to the Act, the directors may fix, before the issue thereof, the number of preference shares of each series, the designation, rights, privileges, restrictions and conditions attaching to the preference shares of each series, including, without limitation, any voting rights, any right to receive dividends (which may be cumulative or non cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms and conditions of redemption or purchase, any conversion rights, and any rights on the liquidation, dissolution or winding up of the Corporation, any sinking fund or other provisions, the whole to be subject to the issue of a certificate of amendment setting forth the designation, rights, privileges, restrictions and conditions attaching to the preference shares of the series.
3. Ranking of Preference Shares The preference shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, rank on a parity with the preference shares of every other series and be entitled to preference over the common shares. If any amount of cumulative dividends (whether or not declared) or declared non cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the preference shares of any series is not paid in full, the preference shares of such series shall participate rateably with the preference shares of every other series in respect of all such dividends and amounts.

Item 4 — Restrictions on Share Transfers / Rubrique 4 — Restrictions sur le transfert des actions
None

Item 6 — Restrictions — Business / Rubrique 6 — Restrictions — activité commerciale
None

Item 7 — Other Provisions / Rubrique 7 — Autres dispositions
1. Authorization to Appoint Additional Directors
The directors may, within the maximum number permitted by the articles, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.
2. Lien on Shares
The Corporation shall have a lien on a share registered in the name of a shareholder or such shareholder’s personal representative for a debt of that shareholder to the Corporation.